ADVAXIS
IMMUNOTHERAPIES™

ADVAXIS, INC. ANNOUNCES 1-FOR-80 REVERSE STOCK SPLIT

Monmouth Junction, N.J. – June 3, 2022 – Advaxis, Inc. (OTCQX: ADXS) (the "Company"), a clinical-stage biotechnology company focused on the development and commercialization of immunotherapy products, today announced that it has filed a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company to implement a one-for-80 reverse split of its issued and outstanding common stock (the "Reverse Stock Split"). The Reverse Stock Split will become effective as of 12:00am Eastern Time on June 6, 2022, and the Company's common stock is expected to begin trading on a split-adjusted basis when the market opens on June 6, 2022.

At the Company's Special Meeting of Stockholders held on March 31, 2022, the Company's stockholders approved the amendment to the Amended and Restated Certificate of Incorporation of the Company to effect a reverse stock split of the Company's common stock at a ratio of not less than one-for-20 and not more than one-for-80, with such ratio and the implementation and timing of such reverse stock split to be determined by the Company's Board of Directors in its sole discretion. The Board of Directors has now approved the implementation of a one-for-80 reverse split with the timing described above.

"We believe that the Reverse Stock Split is an important step for the Company and its stockholders to optimize our position as we work to execute strategic initiatives across all fronts. Our management team and Board of Directors believe that it is in the best interest of our stockholders and the Company to implement the Reverse Stock Split in order to enable us to be prepared for success with our anticipated upcoming clinical milestones for our lead assets, ADXS-503 and ADXS-504," said Kenneth Berlin, the Company's President and Chief Executive Officer. "We expect implementing the Reverse Stock Split to help enable us to gain approval of our currently filed application for listing on The Nasdaq Capital Market and to also make available an increased number of authorized but unissued shares. These measures will allow us to pursue additional financing activities and/or other strategic transactions to support the development and potential commercialization of our product candidates as well as adding to our product pipeline," he concluded.

When the Reverse Stock Split becomes effective, every 80 shares of the Company's issued and outstanding common stock will automatically be converted into one share of common stock, without any change in the par value per share. In addition, proportionate adjustments will be made to (i) the per share exercise price and the number of shares issuable upon the exercise of all outstanding stock options and warrants to purchase shares of common stock and (ii) the number of shares reserved for issuance pursuant to the Company's equity incentive compensation plans. Any fraction of a share of common stock that would be created as a result of the Reverse Stock Split will be cashed out at a price equal to the product of the closing price of the Company's common stock on June 6, 2022 and the amount of the fractional share.

As mentioned above, Advaxis has filed a listing application with The Nasdaq Capital Market requesting an uplisting of the Company's common stock. The listing of the Company's common stock on The Nasdaq Capital Market remains subject to approval by Nasdaq and the satisfaction of all applicable listing and regulatory requirements. No assurance can be given that the Company's common stock will ultimately be listed on The Nasdaq Capital Market. During the Nasdaq review process, the Company's common stock will continue to trade on the OTCQX under the current symbol: "ADXS," with a "D" placed on the ticker symbol for 20 business days after the split. The new CUSIP number for the common stock following the Reverse Stock Split will be 007624406.

Continental Stock Transfer & Trust Company, the Company's transfer agent, will act as the exchange agent for the Reverse Stock Split. Stockholders owning pre-split shares via a bank, broker or other nominee will have their positions automatically adjusted to reflect the Reverse Stock Split and will not be required to take further action in connection with the Reverse Stock Split, subject to brokers' particular processes. Similarly, registered stockholders holding pre-split shares of the Company's common stock electronically in book-entry form are also not required to take further action in connection with the Reverse Stock Split. Holders of certificated shares will be contacted by the Company or its exchange agent with further details about how to surrender old certificates.

About Advaxis, Inc.

Advaxis, Inc. is a clinical-stage biotechnology company focused on the development and commercialization of proprietary *Lm*-based antigen delivery products. These immunotherapies are based on a platform technology that utilizes live attenuated Listeria monocytogenes (*Lm*) bioengineered to secrete antigen/adjuvant fusion proteins. These *Lm*-based strains are believed to be a significant advancement in immunotherapy as they integrate multiple functions into a single immunotherapy and are designed to access and direct antigen presenting cells to stimulate anti-tumor T cell immunity, activate the immune system with the equivalent of multiple adjuvants, and simultaneously reduce tumor protection in the tumor microenvironment to enable T cells to eliminate tumors.

To learn more about Advaxis, visit www.advaxis.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statements that express the current beliefs and expectations of management, including but not limited to statements related to the Reverse Stock Split and expected benefits of listing the Company's common stock on The Nasdaq Capital Market. These and other risks are discussed in the Company's filings with the SEC, including, without limitation, its Annual Report on Form 10-K, filed on February 14, 2022, and its subsequent periodic reports on Form 10-Q and Form 8-K. Any statements contained herein that do not describe historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to update or revise forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise.

Investor Contact

Tim McCarthy
LifeSci Advisors, LLC
tim@lifesciadvisors.com
(212) 915-2564